Exhibit 99.1

For Immediate Release	Contact: David L. Clark
Vice President, Corporate Affairs
NPS Pharmaceuticals, Inc.
(801) 584-5415

NPS PHARMACEUTICALS REPORTS

FOURTH QUARTER AND YEAR-END OPERATING RESULTS

Salt Lake City — March 8, 2005 — NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) today reviewed progress with its late-stage product candidates and reported its operating results for the three months and year ended December 31, 2004.

Science and Business Review

In 2004 NPS made clinical and regulatory progress with its product candidates, and the company entered into an agreement with Amgen to promote Kineret®, a biologic therapy for the treatment of rheumatoid arthritis. The company’s research, development, and marketing activities include:

PREOS®

•	In March 2004, NPS reported positive results from the pivotal TOP study of PREOS, its proprietary drug candidate for the treatment of osteoporosis. In the study PREOS demonstrated a significant reduction in new or worsened vertebral fractures in post-menopausal women with osteoporosis.

•	In April 2004, NPS finalized an agreement with the Danish pharmaceutical development and marketing firm, Nycomed Danmark, for the registration and promotion of PREOS in Europe.

•	Researchers from the University of California, San Francisco, reported in October 2004 that the PaTH study showed significant increases in bone mineral density in study patients who received PREOS therapy for one year, followed by one year of therapy with alendronate (Merck’s Fosamax®).

•	The company is now in the final stages of preparing regulatory filings for PREOS to be submitted to the FDA and to the European Medicines Evaluation Agency.

Cinacalcet HCl

•	Cinacalcet HCl is the first NPS molecule to reach the marketplace. In April 2004, Amgen launched Sensipar® (cinacalcet HCl) for the treatment of secondary hyperparathyroidism in dialysis patients. Amgen licensed cinacalcet HCl from NPS in 1996 and completed its clinical development and preparation for commercialization. Amgen pays royalties to NPS on net Sensipar® sales.

•	In December 2004, NPS raised $175 million through a private placement of non-recourse notes secured by cinacalcet HCl royalties due to NPS from Amgen. Proceeds to NPS from the offering were $155.1 million, net of interest reserve and debt issuance costs.

Teduglutide

•	A pivotal Phase 3 study with teduglutide was initiated in April 2004 in patients with short bowel syndrome (SBS). Teduglutide is a proprietary analog of the hormone glucagon-like peptide 2, and has been clinically shown to stimulate the growth of cells that line the gastrointestinal tract.

•	The company is also investigating the potential therapeutic value of teduglutide in patients with Crohn’s disease in a Phase 2a proof-of-concept study.

mGluRs

•	NPS is collaborating with AstraZeneca to find molecules that act on cell surface proteins called metabotropic glutamate receptors (mGluRs). The collaboration will explore possible applications of these compounds in the treatment of various central nervous system disorders and in the treatment of gastroesophageal reflux disease, or GERD. NPS has options to receive royalty and milestone payments from AstraZenca, or to co-promote collaboration products in North America.

Calcilytics

•	Calcilytics are small, orally active molecules licensed to GlaxoSmithKline (GSK) for development and eventual sale. They act on calcium receptors to cause brief increases in plasma levels of parathyroid hormone in order to stimulate the growth of bone, which might be beneficial in the treatment of osteoporosis. GSK is testing calcilytic molecules in Phase 1 clinical trials. If a calcilytic compound reaches the marketplace GSK will make milestone and royalty payments to NPS, and NPS will have an option to co-promote calcilytic products with GSK in North America.

Kineret®

•	In August 2004 NPS entered into an agreement with Amgen for the right to promote in the U.S. Amgen’s Kineret®, a biologic agent for the treatment of moderate to severe rheumatoid arthritis. On March 7, 2005 NPS launched a specialty sales force to promote Kineret® to rheumatologists. Amgen is supplying drug, promotional materials, training, and marketing support. NPS believes its promotional efforts with Kineret® will provide the company a commercial platform to facilitate its planned launch of PREOS in 2006.

Fourth Quarter Financial Results

NPS incurred a net loss for the fourth quarter of 2004 of $52.0 million, or $1.34 per share, compared to a net loss in the fourth quarter of 2003 of $48.5 million, or $1.31 per share. For the year ended December 31, 2004, the net loss was $168.3 million, or $4.43 per share, compared to $170.4 million, or $4.71 per share for the year ended December 31, 2003. The net loss for the three months and year ended December 31, 2003 includes an expense of $5.9 million and $46.1 million, respectively, as a result of the termination of our merger agreement with Enzon Pharmaceuticals, Inc. and the termination of our agreement with the Government of Canada pursuant to the Technology Partnerships Canada program.

Revenues for the fourth quarter of 2004 were $1.1 million compared to revenues of $2.0 million for the same period last year. The decrease in revenues in the fourth quarter of 2004 as compared with the same period in the prior year is primarily the result of a $2.0 million milestone payment received from GlaxoSmithKline for the initiation of a clinical study with a new calcilytic compound during the fourth quarter of 2003. A similar milestone was not recognized in the fourth quarter of 2004. Revenues earned in the fourth quarter of 2004 relate to royalty revenue from sales of cinacalcet HCl by Amgen. Revenues for the year ended December 31, 2004 were $14.2 million compared to $9.9 million in the same period of 2003. The increase in revenues during 2004 as compared to the same period in the prior year is primarily the result of a $10.0 million milestone payment received from Amgen for the approval of the cinacalcet HCl new drug application, or NDA, by the FDA in March 2004. During 2003, the company earned a $6.0 million milestone payment for the submission of the cinacalcet HCl NDA by Amgen.

Research and development expenses of $39.0 million in the fourth quarter of 2004 were comparable to $38.7 million in the fourth quarter of 2003. For the year ended December 31, 2004, research and development expenses were $143.1 million compared to $118.2 million for the same period in 2003. The increase in research and development expenses from 2003 to 2004 is primarily due to a $5.6 million increase in the development costs of advancing the teduglutide clinical program, a $12.7 million increase in the costs associated with the clinical and commercial manufacture of PREOS and teduglutide, and a $7.3 million increase in the development costs of advancing the company’s central nervous system programs offset by a $2.6 million decrease in the development costs of the company’s PREOS clinical program.

General and administrative expenses were $10.8 million in the fourth quarter of 2004 compared to $6.2 million expended in the same quarter of 2003. For the year ended December 31, 2004, general and administrative expenses were $34.4 million compared to $20.3 million for the same period in 2003. The increases in general and administrative expenses during the three months and year ended December 31, 2004, as compared with the same periods in the prior year, are primarily due to increased costs related to market research, educational and various other pre-launch marketing activities associated with PREOS and teduglutide, costs associated with the internal investigation of the PharmData and DCI contracts and related legal costs, and additional general and administrative costs related to the overall growth of the company, including the establishment of a commercial headquarters in New Jersey.

Cost of royalties received was $132,000 and $237,000 respectively, during the three months and year ended December 31, 2004. The company did not record any cost of royalties in 2003. The cost of royalties received consists of royalties owed under our agreement with the Brigham and Women’s Hospital on sales of cinacalcet HCl. Amortization of intangibles of $426,000 and $1.6 million for the three months and year ended December 31, 2004, respectively, are comparable to $394,000 and $1.5 million for the same periods in the prior year.

Other income, net, decreased from $173,000 to other expense, net, of $1.0 million for the three months ended December 31, 2004 as compared with the same period in the prior year. Other income, net, decreased from $3.3 million to other expense, net, of $1.6 million for the year ended December 31, 2004 as compared with the same period in the prior year. The decreases in other income, net, to other expense, net, are primarily the result of recording interest expense of $2.4 million and $7.5 million, respectively, for the three months and year ended December 31, 2004, on the company’s $192.0 million 3.0 percent convertible notes and the company’s $175.0 million secured 8.0 percent notes compared to recording interest expense of $1.7 million and $3.7 million, respectively, for the three months and year ended December 31, 2003.

Income tax benefit decreased from $438,000 to income tax expense of $1.8 million for the three months ended December 31, 2004. Income tax benefit decreased from $2.5 million to income tax expense of $1.6 million for the year ended December 31, 2004. Income tax expense recorded in both periods of 2004 is primarily the result of a tax audit performed by the Canadian province of Quebec in which it was determined that certain research and development activities performed by the company were not eligible to receive previously refunded Quebec research and development wage tax credits.

As of December 31, 2004, the company had approximately 38.8 million shares outstanding and $329.7 million in cash, cash equivalents, and marketable investment securities as compared to $303.9 million at December 31, 2003. The increase in cash, cash equivalents and marketable investment securities was primarily the result of net proceeds after debt issuance costs and interest reserve of $155.1 from the issuance of the $175.0 million secured 8.0 percent notes in December 2004 and net proceeds of $39.9 million received from the sale of NPS common stock to Nycomed in July 2004. These increases to cash, cash equivalents and marketable securities were offset primarily by cash used in current year operating activities of $148.1 million, including interest payments on our convertible notes. In addition, the company had capital expenditures of $17.5 million, including the construction costs of a new building in Salt Lake City, Utah.

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Revenues from research and license agreements	$1,074	$2,009	$14,237	$9,919

Operating expenses:
Cost of royalties	132	—	237	—
Research and development	38,958	38,668	143,099	118,173
General and administrative	10,807	6,152	34,351	20,337
Amortization of intangibles	426	394	1,598	1,485
Merger costs and termination fees	—	5,891	—	46,114

Total operating expenses	50,323	51,105	179,285	186,109

Operating loss	(49,249)	(49,096)	(165,048)	(176,190)

Other income (expense), net	(1,048)	173	(1,570)	3,265

Loss before taxes	(50,297)	(48,923)	(166,618)	(172,925)

Income tax expense (benefit)	1,751	(438)	1,633	(2,530)

Net loss	$(52,048)	$(48,485)	$(168,251)	$(170,395)

Basic and diluted net loss per common and potential common share	$(1.34)	$(1.31)	$(4.43)	$(4.71)

Weighted average common and potential common shares outstanding – basic and diluted	38,763	36,991	37,948	36,148

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2004	December 31, 2003
Assets
Cash, cash equivalents and marketable investment securities	$329,685	$303,874
Current restricted cash and cash equivalents	15,052	—
Other current assets	4,754	2,755
Restricted cash and cash equivalents	4,385	—
Plant and equipment, net of accumulated depreciation and amortization	24,540	5,255
Other assets, net of accumulated amortization	19,069	15,624

Total assets	$397,485	$327,508

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities	43,142	22,723
Notes payable	367,132	192,000

Total liabilities	410,274	214,723

Paid-in capital and common stock	578,307	533,966
Deferred compensation	(2,527)	(3,716)
Accumulated other comprehensive income (loss)	(2,088)	765
Accumulated deficit	(586,481)	(418,230)

Net stockholders’ equity (deficit)	(12,789)	112,785

Total liabilities and stockholders’ equity (deficit)	$397,485	$327,508

NPS discovers, develops and intends to commercialize small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has drug candidates in various stages of clinical development backed by a strong discovery research effort. Additional information is available on the company’s website, http://www.npsp.com.

Conference Call and Webcast Information

Today’s conference call will be held at 5:00 p.m. EST. To participate, dial 1-800-659-2037 and use passcode 32652703. International callers may dial 617-614-2713 and use the same passcode. In addition, live audio of the call will be webcast and may be accessed on the Investor Relations page, Calendar of Events section of the company’s website (www.npsp.com). The conference call replay may be accessed by dialing 1-888-286-8010 (with passcode 85242624). A replay for international callers can be accessed with the same passcode at 617-801-6888. Both the webcast and conference call will be archived until March 15, 2005.

Cautionary Statement For The Purpose Of The “Safe Harbor” Provisions

Of The Private Securities Litigation Reform Act of 1995

Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those regarding: our intent to file an NDA for PREOS with the FDA and the European Medicines Evaluation Authority; our belief that the agreement with Amgen to promote Kineret® will provide a strategic platform to the company to launch PREOS in 2006; and, our intent to commercialize small molecules and recombinant proteins as drugs. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: we may not be able to collect, assemble and analyze data from the PREOS trials in a timely manner; the data from the PREOS trials may not justify filing an NDA for PREOS; we have never filed an NDA and may not be able to do so in a timely manner; we may never develop additional products that generate revenues; our product candidates may not prove to be safe or efficacious; the FDA may delay approval or may not approve any of our product candidates; current collaborators or partners may not devote adequate resources to the development and commercialization of our licensed drug candidates which would prevent or delay introduction of drug candidates to the market; we may be unable to generate adequate sales and marketing capabilities to effectively market and sell our products; failure to secure adequate manufacturing and storage sources for our products could result in disruption or cessation of our clinical trials and eventual commercialization of such products; and, we may not have or be able to secure sufficient capital to fund development and commercialization of our product candidates. All information in this press release is as of March 8, 2005, and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2004.

Sensipar® and Kineret® are trademarks owned by Amgen.